EX-99(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Institutional Trust
Master Portfolio Trust

We consent to the use of our reports, incorporated herein by reference, dated December 21, 2007, for SMASh Series M Fund, SMASh Series C Fund and SMASh Series EC Fund, each a series of Legg Mason Partners Institutional Trust and for SMASh Series M Portfolio, SMASh Series C Portfolio and SMASh Series EC Portfolio, each a series of Master Portfolio Trust as of October 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
February 11, 2008